Exhibit 99.1

Farmer Brothers Names John Moore Chief Executive Officer

NORTHLAKE, Texas, Feb. 6, 2024 – Farmer Brothers (NASDAQ: FARM) a leading roaster, wholesaler, and distributor of coffee, tea and allied products, announced today it has appointed John Moore as president and chief executive officer (CEO). Mr. Moore has served as interim CEO since October 2023. His appointment follows a robust evaluation process conducted by the company’s board and its advisors.

“John has more than 30 years of experience in the coffee industry and has worked directly in every stage of the coffee value chain at both a national and international level. His deep expertise and proven leadership will guide Farmer Brothers as we reposition the company and focus on leveraging our nationwide direct store delivery system to build a differentiated and sustainable platform for growth,” said Farmer Brothers Chairman of the Board Dave Pace.

“This is an exciting time at Farmer Brothers and I am honored to be able to lead our talented team as we adapt to the ever-changing consumer landscape and continue to provide the high-quality coffee, tea and culinary products our customers have relied on for more than a century,” said Mr. Moore. “I’m excited about our ability to capture the future potential of the company as we streamline our processes, improve our focus on service and increase our product offerings.”

Before being named as the company’s interim CEO, Mr. Moore served as Farmer Brother’s head of coffee, where he was responsible for the company’s green coffee procurement, research and development, coffee excellence, roasting and manufacturing and coffee sustainability initiatives.

Prior to joining Farmer Brothers in May 2023, Mr. Moore served as the chief executive officer for Vassilaros Coffee from 2018 to 2023. Earlier in his career, Mr. Moore was the senior trader and general manager at Volcafe Specialty Coffee, the chief executive officer and managing partner of FAL Coffee Inc. and the vice president of sales and marketing at Octavio Inc., dba Dallis Coffee. He has also founded and led several businesses, including Jolly Roger Imports, ELIXIR Cocktail & Espresso Bar and the German expansion of New York Gourmet GmbH & Co. Mr. Moore is a Certified Q grader and Cup of Excellence head judge.

About Farmer Brothers
Founded in 1912, Farmer Brothers is a national coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and culinary products. The company’s product lines include organic, Direct Trade and sustainably produced coffee, as well as tea, cappuccino mixes, spices and baking/biscuit mixes.

Farmer Brothers delivers extensive beverage planning services and culinary products to a wide variety of U.S.-based customers, ranging from small independent restaurants and foodservice operators to large institutional buyers, such as restaurant, department and convenience store chains, hotels, casinos, healthcare facilities and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products and foodservice distributors. The company’s primary brands include Farmer Brothers, Boyd’s, Cain’s, China Mist and West Coast Coffee.

Investor Relations Contact
Ellipsis
Investor.relations@farmerbros.com
646-776-0886

Media contact
Brandi Wessel
Director of Communications
405-885-5176
bwessel@farmerbros.com